Exhibit 99.1

Contact:     Thomas S. Elley

334-636-5424

FIRST US BANCSHARES, INC.

REPORTS FOURTH QUARTER AND YEAR-END RESULTS

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Reports Loan Growth and Continued Reductions in Non-Performing Assets

THOMASVILLE, AL (February 10, 2017) – First US Bancshares, Inc. (Nasdaq: FUSB) (the “Company”) today reported a net loss of $0.1 million, or $0.02 per diluted common share, for the quarter ended December 31, 2016, compared to net income of $0.4 million, or $0.07 per diluted common share, for the fourth quarter of 2015. The loss was driven by an increase in the allowance for loan losses at the Company’s banking subsidiary, First US Bank (the “Bank”). The increase in the allowance for loan losses, which resulted in a non-cash charge to earnings of $1.2 million during the fourth quarter, was recorded in connection with significant loan growth experienced by the Bank during the year.

Net income for the Company totaled $1.2 million, or $0.19 per diluted common share, for the year ended December 31, 2016, compared to $2.6 million, or $0.41 per diluted common share, for the year ended December 31, 2015. The decrease in earnings in 2016 resulted from the increased loan loss provisioning that occurred at the Bank in 2016 in connection with loan growth. The Company’s provision for loan losses increased $3.0 million comparing 2016 to 2015. Of this amount, $2.5 million was attributable to the Bank and $0.5 million was attributable to the Company’s finance company subsidiary, Acceptance Loan Company (ALC).

2016 Highlights

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Loan growth - Net loans at the Company increased $67.3 million, or 26.4%, during 2016, driven largely by growth in net loans at the Bank of $63.5 million, primarily in the Bank’s commercial and real estate portfolios. The majority of the Bank’s 2016 loan production was achieved by its Birmingham and Tuscaloosa, Alabama commercial lending teams. Consumer loan growth at ALC totaled $3.8 million.

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Improved Loan Loss Experience – Net charge-offs on loans for the Company totaled $2.1 million in 2016, compared to $2.6 million in 2015. The reduction resulted from improvement at the Bank, which experienced a net recovery position of $0.2 million in 2016, compared to net charge-offs of $0.6 million in 2015. Net charge-offs at ALC totaled $2.3 million in 2016, compared to $2.0 million in 2015.

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Asset Quality Improvement – The Company experienced improvement in all areas of asset quality during 2016. The Company’s non-performing assets, including loans in non-accrual status and other real estate owned (OREO), decreased by 20.4% to $7.3 million as of December 31, 2016, compared to $9.1 million as of December 31, 2015. Non-performing assets as a percentage of total assets totaled 1.20% as of December 31, 2016, compared to 1.59% as of December 31, 2015. As a percentage of shareholders’ equity, non-performing assets improved to 9.54% as of December 31, 2016, compared to 11.87% as of December 31, 2015. Past due loans as a percentage of total loans decreased to 1.33% as of December 31, 2016, compared to 1.97% as of December 31, 2015.

●	Deposit Growth – Deposits increased $18.3 million, or 3.8%, comparing December 31, 2016 to December 31, 2015.

First US Bancshares, Inc. Reports Fourth Quarter Results

February 10, 2017

“We are pleased with the solid growth in commercial and real estate lending, as well as the sustained improvement in loss experience and asset quality that the Bank experienced in 2016,” stated James F. House, President and Chief Executive Officer of the Company. “Although the quality of the Bank’s loan portfolio has improved in every major category, management believes it is prudent to increase reserves for loan losses during a period in which we have experienced double-digit percentage growth in loan volume. The Bank’s management team remains focused on improving top-line revenue through loan growth at the Bank and sustained performance at ALC. Continued loan growth, along with prudent expense management, should lead to improved profitability.”

Results of Operations

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Pre-provision net interest income totaled $7.1 million in the fourth quarter of 2016, compared to $7.2 million in the prior quarter. Net yield on interest-earning assets was 5.17% for the fourth quarter, compared to 5.20% for the prior quarter. The reduction in both net interest income and yield resulted primarily from recovery of previously charged off interest during the third quarter that was not repeated in the fourth quarter. For the year ended December 31, 2016, pre-provision net interest income totaled $27.9 million, compared to $27.6 million for the year ended December 31, 2015. Net yield on interest-earning assets was 5.16% and 5.36% for the years ended December 31, 2016 and 2015, respectively. The reduction in net yield in 2016 compared to 2015 resulted primarily from reduced yield on loans at both the Bank and ALC, partially offset by a shift in the mix of earning assets to a higher percentage of loans as compared to investment securities, which generally earn a lower yield.

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The provision for loan losses totaled $1.8 million for the fourth quarter of 2016, compared to $0.7 million during the previous quarter. For the year ended December 31, 2016, the provision for loan losses totaled $3.2 million, compared to $0.2 million for the year ended December 31, 2015. The increased provisioning for both the fourth quarter and year ended December 31, 2016 was due primarily to loan growth at the Bank. The allowance for loan losses as a percentage of loans was 1.48% as of December 31, 2016, compared to 1.46% as of December 31, 2015. At the Bank, the allowance for loan losses as a percentage of loans increased to 1.01% as of December 31, 2016, compared to 0.76% as of December 31, 2015. Loan loss reserves at the Bank were increased due to the significant loan growth experienced by the Bank in 2016. In general, during periods of significant loan growth, it is expected that loan loss reserves will be maintained at a higher level to address inherent uncertainty resulting from the growth of the portfolio. At ALC, the allowance for loan losses as a percentage of loans decreased to 2.78% as of December 31, 2016, compared to 2.91% as of December 31, 2015. The reduction at ALC resulted from improved credit quality in the portfolio as growth in point-of-sale retail lending outpaced traditional consumer lending during 2016.

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Non-interest income totaled $1.2 million in the fourth quarter of 2016, compared to $1.6 million in the prior quarter. The majority of the decrease resulted from realized gains on the sale of investment securities totaling $0.3 million during the third quarter that were not repeated in the fourth quarter. In addition, credit insurance income was reduced by $0.1 million in the fourth quarter compared to the previous quarter. For the year ended December 31, 2016, non-interest income totaled $5.2 million, compared to $4.5 million for the year ended December 31, 2015. The 2016 increase resulted from increases in revenues from credit insurance and other ancillary income sources, as well as increases in realized gains on the sale of investment securities. These increases were partially offset by reductions in service charges on deposit accounts totaling $0.1 million.

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Non-interest expense totaled $6.8 million in the fourth quarter of 2016, compared to $7.3 million in the previous quarter. The decrease in the fourth quarter resulted from reductions in salaries and benefits of $0.4 million and reductions in other expenses (including branch closure expenses and outside professional service expenses) of $0.3 million. These reductions were partially offset by an increase of $0.2 million in real estate/foreclosure expenses associated with the write-down of OREO. For the years ended December 31, 2016 and 2015, non-interest expense totaled $28.5 million and $28.4 million, respectively.

First US Bancshares, Inc. Reports Fourth Quarter Results

February 10, 2017

Balance Sheet Management

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Loan growth was funded through available cash balances, growth in deposits and borrowings, and cash flows generated from the investment securities portfolio. Of the Bank’s total loan growth during the year ended December 31, 2016, $28.6 million represented commercial and industrial (C&I) loans, $18.2 million represented real estate loans secured by non-farm, non-residential collateral, $11.9 million represented construction real estate loans, and $7.0 million represented residential real estate loans. These increases were partially offset by approximately $1.1 million in net reductions in other loan categories, as well as a $1.1 million increase in the allowance for loan loss. The growth in the Bank’s portfolio is indicative of management’s ongoing efforts to broaden the Bank’s commercial loan portfolio with a diversified mix of real estate and C&I loans. Approximately 47% of the Bank’s new loan growth during 2016 was in variable rate lending arrangements, while 53% was at fixed rates. As of December 31, 2016, the Bank’s fixed rate loans totaled $149.6 million, while variable rate loans totaled $90.1 million.

The loan growth at ALC was comprised of $8.3 million in point-of-sale consumer lending through retail partners, partially offset by reductions of $3.4 million and $0.9 million in ALC’s real estate and traditional consumer lending portfolios, respectively. Point-of-sale retail lending continues to be a primary focus of ALC management, as it broadens the diversification of ALC’s portfolio with consumer loans that are generally of higher credit quality than its traditional consumer loans.

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Investment securities totaled $207.8 million as of December 31, 2016, compared to $231.2 million as of December 31, 2015, a decrease of $23.4 million. The decrease resulted from maturity of securities, as well as the sale of securities from the Bank’s available-for-sale portfolio. The cash generated from the reduction of the portfolio was primarily redeployed in the Bank’s loan portfolio. All sales of securities in 2016 resulted in net realized gains. Investment securities serve to both enhance interest income and provide an additional source of liquidity available to fund loan growth and capital expenditures. Management has structured the investment portfolio to provide cash flows through interest earned and the maturity or payoff of securities in the portfolio on a monthly basis. In the current environment, it is expected that cash flows from the investment portfolio will continue to serve as a significant source of liquidity available for the funding of future loan growth.

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Net premises and equipment totaled $18.3 million as of December 31, 2016, compared to $12.1 million as of December 31, 2015, an increase of $6.3 million. The increase resulted from the purchase of land and commencement of construction on an office complex in the Birmingham, Alabama area along U.S. Highway 280. Construction is expected to be completed in 2017. The office complex will house a retail branch of the Bank, as well as the Birmingham-based commercial lending team and certain members of the Bank’s executive management team. Approximately 25% of the square footage of the office complex will be utilized by the Bank, with the remainder to be leased to commercial tenants.

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Liabilities totaled $530.7 million and $498.8 million as of December 31, 2016 and 2015, respectively, an increase of $31.9 million. The increase resulted from increases in deposits (primarily noninterest-bearing demand) of $18.3 million, increases in long-term debt of $10.0 million, and increases in short-term borrowings of $2.8 million. Deposits generated through the Bank’s branch system are considered the Company’s primary funding source to meet short- and long-term liquidity needs. Deposit levels fluctuate throughout the year based on seasonality, as well as specific circumstances impacting deposit customers. In addition to deposits, significant external sources of liquidity are available to the Company, including access to funding through federal funds lines, Federal Home Loan Bank advances and brokered deposits.

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Shareholders’ equity decreased to $76.2 million, or $12.62 per common share, as of December 31, 2016, compared to $77.0 million, or $12.76 per common share, as of December 31, 2015. The decrease was attributable to a shift in accumulated other comprehensive income, net of tax, to a loss position of $1.3 million as of December 31, 2016, compared to a gain position of $0.5 million as of December 31, 2015. The shift resulted from the impact that the changing interest rate environment had on the fair value of available-for-sale securities primarily during the fourth quarter of 2016. Based on management’s evaluation as of December 31, 2016, no impairment of investment securities was considered to be other-than-temporary. The Company has the intent and ability to retain its investments for a period of time that management believes is sufficient to allow for recovery in fair value. In addition to other comprehensive income, shareholders’ equity was also impacted during 2016 by continued growth in retained earnings from net income retained, less dividends declared, growth in surplus and reductions in treasury stock.

●	The Company declared a cash dividend of $0.02 per share on its common stock in each quarter of 2016. This amount is consistent with the Company’s quarterly dividend declarations in 2015.

First US Bancshares, Inc. Reports Fourth Quarter Results

February 10, 2017

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As of December 31, 2016, the Bank continued to maintain capital ratios at higher levels than the ratios required to be considered a “well-capitalized” institution under applicable banking regulations. The Bank’s common equity Tier 1 capital and Tier 1 risk-based capital ratios were each 19.01%, its total capital ratio was 20.26%, and its Tier 1 leverage ratio was 12.27%. For comparison purposes, the national average Tier 1 leverage ratio of financial institutions in the $300 million to $1 billion asset size range as reported in the Uniform Bank Performance Review as of December 31, 2016 was 10.27%. Expressed in terms of dollars at the Bank’s average asset size, the Bank has approximately $12.0 million in additional Tier 1 Capital compared to the national average.

About First US Bancshares, Inc.

First US Bancshares, Inc. is a bank holding company that operates banking offices in Alabama through First US Bank. In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the Bank’s and ALC’s consumer loan customers. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “FUSB.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. Specifically, with respect to statements relating to loan demand, growth and earnings potential, geographic expansion and the adequacy of the allowance for loan losses for the Company, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy generally and in the Bank’s and ALC’s service areas, the availability of quality loans in the Bank’s and ALC’s service areas, the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets and collateral values. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

First US Bancshares, Inc. Reports Fourth Quarter Results

February 10, 2017

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – LINKED QUARTERS

(Dollars in Thousands, Except Per Share Data)

	Quarter Ended (Unaudited)
	2016				2015

	December 31	September 30,	June 30,	March 31,	December 31,

Results of Operations:
Interest income	$7,721	$7,760	$7,478	$7,196	$7,513
Interest expense	588	587	561	535	549

Net interest income	7,133	7,173	6,917	6,661	6,964
Provision for loan losses	1,814	680	536	167	415

Net interest income after provision for loan losses	5,319	6,493	6,381	6,494	6,549
Non-interest income	1,165	1,567	1,480	989	1,176
Non-interest expense	6,826	7,348	7,255	7,066	7,203

Income (loss) before income taxes	(342)	712	606	417	522
Provision for (benefit from) income taxes	(237)	162	144	100	81

Net income (loss)	$(105)	$550	$462	$317	$441

Per Share Data:
Basic net income (loss) per share	$(0.02)	$0.09	$0.08	$0.05	$0.07

Diluted net income (loss) per share	$(0.02)	$0.09	$0.07	$0.05	$0.07

Dividends declared	$0.02	$0.02	$0.02	$0.02	$0.02

Period-End Balance Sheet:
Total assets	$606,892	$600,307	$601,754	$575,582	$575,782
Loans, net of allowance for loan losses	322,772	317,121	298,901	263,975	255,432
Allowance for loan losses	4,856	3,668	3,591	3,375	3,781
Investment securities, net	207,814	209,566	213,165	231,466	231,202
Total deposits	497,556	493,828	495,618	485,537	479,258
Long-term debt	15,000	15,000	15,000	5,000	5,000
Total shareholders’ equity	76,241	78,848	78,525	77,727	77,030

Selected Financial Ratios:
Return on average assets (annualized)	(0.07)%	0.36%	0.31%	0.22%	0.31%
Return on average equity (annualized)	(0.53)%	2.78%	2.30%	1.65%	2.28%
Loans to deposits	64.9%	64.2%	60.3%	54.4%	53.3%
Allowance for loan losses as % of loans	1.48%	1.14%	1.19%	1.26%	1.46%
Nonperforming assets as % of total assets	1.20%	1.28%	1.33%	1.50%	1.59%

First US Bancshares, Inc. Reports Fourth Quarter Results

February 10, 2017

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Share and Per Share Data)

	December 31,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Cash and due from banks	$7,018	$7,088
Interest-bearing deposits in banks	16,512	36,984
Total cash and cash equivalents	23,530	44,072
Investment securities available-for-sale, at fair value	181,910	198,843
Investment securities held-to-maturity, at amortized cost	25,904	32,359
Federal Home Loan Bank stock, at cost	1,581	1,025
Loans, net of allowance for loan losses of $4,856 and $3,781, respectively	322,772	255,432
Premises and equipment, net	18,340	12,084
Cash surrender value of bank-owned life insurance	14,603	14,292
Accrued interest receivable	1,987	1,833
Other real estate owned	4,858	6,038
Other assets	11,407	9,804
Total assets	$606,892	$575,782

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$497,556	$479,258
Accrued interest expense	241	180
Other liabilities	7,735	6,960
Short-term borrowings	10,119	7,354
Long-term debt	15,000	5,000
Total liabilities	530,651	498,752

Shareholders’ equity:
Common stock, par value $0.01 per share, 10,000,000 shares authorized; 7,329,060 shares issued; 6,043,102 and 6,038,554 shares outstanding, respectively	73	73
Surplus	10,786	10,558
Accumulated other comprehensive income (loss), net of tax	(1,277)	536
Retained earnings	87,434	86,693
Less treasury stock: 1,285,958 and 1,290,506 shares at cost	(20,764)	(20,817)
Noncontrolling interest	(11)	(13)

Total shareholders’ equity	76,241	77,030

Total liabilities and shareholders’ equity	$606,892	$575,782

First US Bancshares, Inc. Reports Fourth Quarter Results

February 10, 2017

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Interest income:
Interest and fees on loans	$6,745	$6,362	$25,937	$25,177
Interest on investment securities	976	1,151	4,218	4,720
Total interest income	7,721	7,513	30,155	29,897

Interest expense:
Interest on deposits	526	541	2,094	2,262
Interest on borrowings	62	8	177	27
Total interest expense	588	549	2,271	2,289

Net interest income	7,133	6,964	27,884	27,608

Provision for loan losses	1,814	415	3,197	216

Net interest income after provision for loan losses	5,319	6,549	24,687	27,392

Non-interest income:
Service and other charges on deposit accounts	467	453	1,773	1,844
Credit insurance income	111	162	681	501
Net gain on sales and prepayments of investment securities	2	95	659	462
Other income, net	585	466	2,088	1,724
Total non-interest income	1,165	1,176	5,201	4,531

Non-interest expense:
Salaries and employee benefits	3,929	4,151	16,663	16,664
Net occupancy and equipment	769	769	3,150	3,116
Other real estate/foreclosure expense, net	349	213	719	1,027
Other expense	1,779	2,070	7,963	7,570
Total non-interest expense	6,826	7,203	28,495	28,377

Income (loss) before income taxes	(342)	522	1,393	3,546
Provision for (benefit from) income taxes	(237)	81	169	951
Net income (loss)	$(105)	$441	$1,224	$2,595
Basic net income (loss) per share	$(0.02)	$0.07	$0.20	$0.42
Diluted net income (loss) per share	$(0.02)	$0.07	$0.19	$0.41
Dividends per share	$0.02	$0.02	$0.08	$0.08